Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS RELEASE
Contact:
Robert M. Thornton, Jr.
Chief Executive Officer
(770) 933-7000

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES FISCAL 2007

FIRST QUARTER RESULTS

ATLANTA, Georgia (November 8, 2006) – SunLink Health Systems, Inc. (AMEX: SSY) today announced earnings from continuing operations for its fiscal quarter ended September 30, 2006 of $468,000, or $0.06 per fully diluted share, compared to earnings from continuing operations of $1,084,000, or $0.14 per fully diluted share, for the quarter ended September 30, 2005.

SunLink reported net earnings of $550,000, or $0.07 per fully diluted share for the quarter ended September 30, 2006, compared to net earnings of $1,103,000, or $0.14 per fully diluted share for the comparable quarter a year ago.

The company’s operating profit from continuing operations for the quarter ended September 30, 2006 was $1,062,000 compared to an operating profit for the quarter ended September 30, 2005 of $1,945,000. Reduced operating profit from continuing operations for the quarter ended September 30, 2006 was due in part to $720,000 of positive prior year third-party payor settlements for last year’s quarter compared to $45,000 of positive prior year third-party payor settlements in this current year’s quarter. Higher costs of salaries, wages and benefits and provision for bad debts in the current year’s quarter also contributed to the lower operating profit. Results for the 2007 first quarter benefited from an approximately $967,000 reduction of expense due to reducing the actuarially-determined liability for professional liability risks.

Consolidated net revenues from continuing operations for the quarters ended September 30, 2006 and 2005 were $34,483,000 and $33,899,000, respectively, an increase of 1.7% in the current year. The increased net revenues resulted primarily from a $246,000 increase in revenues from state indigent care programs, a 1.3% increase in equivalent admissions and a 0.4% increase in net revenues per equivalent admission.

Robert M. Thornton, Jr., SunLink’s CEO said, “Since July 1, 2005, we have recruited 16 net new physicians and spent approximately $9,500,000 for capital improvements, primarily new and replacement equipment. Although we continue to be challenged by volume and bad debt issues, we have focused our efforts on physician recruiting and internal capital improvements which we believe will position our hospitals for future growth.”

SunLink Health Systems, Inc. currently operates seven community hospitals and related businesses in the Southeast and Midwest. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

The company will conduct a conference call on November 8, 2006 at 11:30 a.m. Eastern Time to discuss its quarterly results. To participate in the conference call, please dial 1-866-814-8482. A replay of the call will be available shortly after the call and will continue to be available for 90 days by dialing 1-888-266-2081 and entering passcode 994456 when prompted.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the company’s Annual Report on Form 10-K for the year ended June 30, 2006 and other filings with the Securities and Exchange Commission which can be located at www.sec.gov.

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SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES

FISCAL 2007 FIRST QUARTER RESULTS

Amounts in 000’s, except per share amounts

	Three Months Ended September 30,
CONSOLIDATED STATEMENTS OF EARNINGS	2006	2005

Net Revenues	$34,483	$33,899
Cost of Patient Service Revenues:
Salaries, wages and benefits	17,711	16,175
Provision for bad debts	4,693	3,868
Supplies	3,749	3,622
Purchased services	2,164	2,150
Other operating expenses	3,353	4,753
Rents and leases	725	618
Depreciation and amortization	1,026	768

Operating Profit	1,062	1,945

Interest Expense	(317)	(275)
Interest Income	8	20

Earnings from Continuing Operations before Income Taxes	753	1,690
Income Tax Expense	(285)	(606)

Earnings from Continuing Operations	468	1,084
Earnings from Discontinued Operations, net of income taxes	82	19

Net Earnings	$550	$1,103

Earnings Per Share from Continuing Operations:
Basic	$0.06	$0.15

Diluted	$0.06	$0.14

Earnings Per Share from Discontinued Operations:
Basic	$0.01	$0.00

Diluted	$0.01	$0.00

Net Earnings Per Share:
Basic	$0.08	$0.15

Diluted	$0.07	$0.14

Weighted Average Common Shares Outstanding:
Basic	7,328	7,205

Diluted	7,830	7,791

SUMMARY BALANCE SHEETS	September 30, 2006	June 30, 2006
ASSETS
Cash and Cash Equivalents	$826	$1,084
Other Current Assets	28,221	26,825
Property Plant and Equipment, net	41,709	41,155
Long-term Assets	5,543	5,239

	$76,299	$74,303

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$24,333	$22,295
Long-term Debt and Other Noncurrent Liabilities	16,867	17,656
Shareholders’ Equity	35,099	34,352

	$76,299	$74,303